Exhibit 16.1

September 9, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Redwire Corporation’s (formerly known as Genesis Park Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated September 9, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on September 2, 2021, which consists only of the accounts of the pre-Business Combination Special Purpose Acquisition Company. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York